AGF Investment Trust — N-CSR

Exhibit (a)(4)

Change in Independent Registered Public Accounting Firm

Effective April 24, 2023, PricewaterhouseCoopers LLP (“PWC”) was dismissed as the independent registered public accounting firm of the AGF Investments Trust (the “Funds”). The Audit Committee of the Board of Directors approved the replacement of PWC with Cohen & Company, Ltd. (“Cohen”). The report of PWC on the financial statements of the Funds as of and for the fiscal years ended June 30, 2022 and June 30, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended June 30, 2021, June 30, 2022, and during the subsequent interim period through April 24, 2023: (i) there were no disagreements between the registrant and PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that PWC furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements.

On April 24, 2023, the Audit Committee of the Board of Directors also recommended and approved the appointment of Cohen as the Fund’s independent registered public accounting firm for the fiscal year ending June 30, 2023.

During the fiscal years ended June 30, 2021, June 30, 2022, and during the subsequent interim period through April 24, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

September 5, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by AGF Investments Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 (4) of Form N-CSR of AGF Investments Trust dated September 5, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Suite 500, Boston, MA 02210

T: (617) 530 5000, www.pwc.com/us